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                                                                   Exhibit 99.1

                             FOR IMMEDIATE RELEASE

             Union Bankshares Announces First Quarter 2008 Earnings
                         and Quarterly Dividend Payment

Morrisville, VT April 16, 2008 - Union Bankshares, Inc. (AMEX - UNB) today announced financial results for the first quarter ended March 31, 2008.

The Company reported net Income of $1.41 million or $0.31 per share compared to $1.23 million or $0.27 per share for the comparable period in 2007. The increase in year over year net income is primarily due to the receipt of a $184 thousand rehabilitation federal tax credit in the first quarter of 2008 for one of the Company's low income housing partnership investments. Earnings (non-GAAP) before the tax credit would have been $1.22 million or $0.27 per share.

Net interest income decreased $73 thousand or 1.7% which was less than anticipated as a result of the 200 basis point decrease in the prime rate since January 1, 2008. Other operating expenses increased $140 thousand due to the installation and training expenses of new personal computers and check imaging hardware and software at all locations and increased occupancy expenses for fuel, real estate taxes and snow plowing. The increase in other operating expenses was more than offset by the increase in other operating income of $158 thousand mainly in trust income, service charges on deposits, merchant services, ATM and debit card income and gains on sales of loans. The provision for loan losses for the first quarter of 2008 was $50 thousand compared to $45 thousand in the comparable period of 2007. Total loans are $316.6 million at March 31, 2008 compared to $308.1 at March 31, 2007.

A quarterly cash dividend of $0.28 per share was declared on April 16, 2008 to shareholders of record April 28, 2008, payable on May 9, 2008.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of March 31, 2008, the Company had approximately $389 million in consolidated assets compared to $377 million at March 31, 2007 or growth of 3.2%. The Company operates 12 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont. The Company has capital of $42.2 million with a book value per share of $9.39 as of March 31, 2008.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.